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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

 Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under
          Sections 13 and 15(d) of the Securities Exchange Act of 1934

                        Commission File Number: 33-98522


                            GREAT LAKES CARBON LLC
               (FORMERLY KNOWN AS GREAT LAKES CARBON CORPORATION)

             (Exact name of registrant as specified in its charter)

                          551 FIFTH AVENUE, SUITE 3600
                            NEW YORK, NEW YORK 10176
                                 (212) 370-5770

  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                   10 1/4% SENIOR SUBORDINATED NOTES DUE 2008
            (Title of each class of securities covered by this Form)

                                      NONE
         (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

         Rule 12g-4(a)(1)(i)       [  ]          Rule 12h-3(b)(1)(ii)      [  ]
         Rule 12g-4(a)(1)(ii)      [  ]          Rule 12h-3(b)(2(i)        [  ]
         Rule 12g-4(a)(2)(i)       [  ]          Rule 12h-3(b)(2)(ii)      [  ]
         Rule 12g-4(a)(2)(ii)      [  ]          Rule 15d-6                [X]
         Rule 12h-3(b)(1)(i)       [  ]

                  Approximate number of holders of record as of
                      the certification or notice date: 1

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                                   SIGNATURES

                  Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                  GREAT LAKES CARBON LLC
                                  -------------------------------------------
                                  (Registrant)



Date:  August 14, 2003            /s/ James D. McKenzie
                                  --------------------------------------------
                                  James D. McKenzie, President
                                        and Chief Executive Officer